CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Unico, Incorporated

San Diego, California

We hereby consent to the incorporation by reference in this Registration Statement of Unico, Incorporated on Form S-8, of our audit report dated June 2, 2008, (which includes an emphasis paragraph relating to the Company’s ability to continue as a going concern) of Unico, Incorporated for the year ended February 29, 2008, and to all references to our firm included in this Registration Statement.

/s/ HJ Associates & Consultants, LLP

HJ Associates & Consultants, LLP

Salt Lake City, Utah

February 5, 2009